                                 EXHIBIT 12(b)

                            CNF TRANSPORTATION INC.

          COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                         ----------------------------------------------------
                                     YEAR ENDED DECEMBER 31,
                         ----------------------------------------------------
                              1997       1996       1995       1994      1993
                         ---------  ---------  ---------  ---------  --------
                                      (dollars in thousands)
Combined Fixed Charges
 and Preferred Stock
 Dividends:
  Interest Expense       $  39,553  $  39,766  $  33,407  $  27,065  $ 29,890
  Capitalized Interest       2,077      2,092        731        793       531
  Dividend Requirement
   on Series B and
   Series C Preferred
   Stock(1)                 12,377     12,645     14,626     23,102    23,178
  Dividend Requirement
   on Preferred
   Securities of
   Subsidiary Trust          3,471         --         --         --        --
  Interest Component of
   Rental Expense(2)        35,607     28,521     29,210     28,776    27,832
                         ---------  ---------  ---------  ---------  --------
                         $  93,085  $  83,024  $  77,974  $  79,736  $ 81,431
                         ---------  ---------  ---------  ---------  --------
Earnings:
  Income from Continuing
   Operations Before
   Income Taxes          $ 221,814  $ 147,132  $ 152,942  $ 165,129  $ 66,202
  Fixed Charges             93,085     83,024     77,974     79,736    81,431
   Capitalized Interest     (2,077)    (2,092)      (731)      (793)     (531)
   Preferred Dividend
    Requirements(3)        (12,377)   (12,645)   (14,626)   (23,102)  (23,178)
                         ---------  ---------  ---------  ---------  --------
                         $ 300,445  $ 215,419  $ 215,559  $ 220,970  $123,924
                         ---------  ---------  ---------  ---------  --------
  Ratio of Earnings to
   Combined Fixed
   Charges and Preferred
   Stock Dividends:            3.2x       2.6x       2.8x       2.8x      1.5x
                         =========  =========  =========  =========  ========

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(1) Dividends on shares of the Series B Cumulative Convertible Preferred Stock
    are used to pay debt service on notes issued by the Company's Thrift and Stock Plan. Preferred stock dividends include dividends on the Series C Conversion Preferred Stock, all of which was converted into Common Stock in March 1995.

(2) Estimate of the interest portion of lease payments. Years prior to 1997 have been restated for a change in the estimation method.

(3) Preferred stock dividend requirements included in combined fixed charges but not deducted in the determination of Income from Continuing Operations Before Income Taxes.